Pricing Supplement Dated December 3, 1997                  Rule 424(b)(3)
(To Prospectus Dated December 19, 1996)                File No. 333-17943

                      GENERAL MOTORS ACCEPTANCE CORPORATION
                          Medium-Term Notes - Fixed Rate
____________________________________________________________________________
Agent:                       Merrill Lynch & Co.
Principal Amount:            $5,000,000
Agent's Discount
  or Commission:             $37,500
Net Proceeds to Company:     $4,962,500
Interest Rate:               6.05% per annum
Issue Date:                  12/15/97
Maturity Date:               12/17/01
Interest Payment Dates:      The 15th day of each month and at Maturity,
                             commencing January 15, 1998, and ending on the
                             Maturity Date.
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Fixed Rate Note

Day Count Convention:
      / / Actual/360 for the period from   /  /   to  /  /
      / / Actual/Actual for the period from  / /   to  / /
      /X/ 30/360 for the period from 12/15/97 to 12/17/01

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
           Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:          Yield to Maturity:
      Initial Accrual Period:

Form:    /X/  Book-Entry             / /  Certificated

Other:  /X/   Principal             / /   Agent